Exhibit 99.1

INSPECTOR OF ELECTION

June 26, 2012

RE:	Apartment Trust of America Annual Shareholder Meeting.

Boston Financial Data Services, Inc. as agent for Apartment Trust of America, represents the following based on its records with respect to stockholder proxy voting at the 2012 Annual Meeting of Stockholders of Apartment Trust of America held in Richmond Virginia on June 26, 2012, at 10:00 a.m. Local Time (the “Annual Meeting”). As of April 20, 2012 (Record Date) we had 20,013,560 total outstanding shares. We received voted shares totaling 10,488,497 which equals 52.41% of the outstanding shares eligible to vote.

1) Proposal 1. Election of Directors, the vote was as follows:

	Votes Cast For	%	Votes Withheld	%
Stanley J. Olander, Jr.	9,595,351.878	91.48	893,146.050	8.52
Andrea R. Biller	9,582,539.148	91.36	905,958.780	8.67
Glenn W. Bunting, Jr.	9,593,551.878	91.47	894,946.050	8.53
Robert A. Gary, IV	9,595,351.878	91.48	893,146.050	8.52
Richard S. Johnson	9,594,680.957	91.48	893,816.971	8.52

2) The voting on Proposal 2 is as follows:

Votes Cast For	%	Votes Against	%	Abstentions	%
8,659,649.662	82.49	967,259.326	9.26	861,588.94	8.25

3) The voting on Proposal 3 is as follows:

Every Three years	%	Every Two Years	%	Every Year	%	Abstentions	%
7,049,508.37	66.83	831,167.07	8.04	1,733,144.82	16.67	874,677.66	8.46

Boston Financial represents that the information contained in this letter is, to the best of its knowledge, complete and accurate.

Sincerely,

/s/ Michael Hugyo
Michael Hugyo
Client Service Officer

TEL 888.772.2337	WWW.BOSTONFINANCIAL.COM